Exhibit 11
                   COMPAQ COMPUTER CORPORATION
           STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                       Quarter ended
                                                         March 31,
In millions, except per share amounts                1996       1995
- ----------------------------------------------------------------------

Primary earnings per share:

Shares used in computing earnings per share:
 Weighted average number of shares outstanding       267.7      261.4
 Incremental shares attributed
  to outstanding options                               8.4        9.5
                                                     -----      -----
                                                     276.1      270.9
                                                     =====      =====
Earnings:
 Net income                                          $ 234      $ 216
                                                     =====      =====

Earnings per common and common equivalent share      $0.85      $0.80
                                                     =====      =====

Earnings per share - assuming full dilution:-

Shares used in computing earnings per share:
 Weighted average number of shares outstanding       267.7      261.4
 Incremental shares attributed to
  outstanding options                                  8.4        9.5
                                                     -----      -----
                                                     276.1      270.9
                                                     =====      =====
Earnings:
 Net income                                          $ 234      $ 216
                                                     =====      =====

Earnings per common and common equivalent share      $0.85      $0.80
                                                     =====      =====